Exhibit 99.16

Notice to employees included in You and Kodak News, a regular benefits publication to employees.


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                          Stock Option Exchange Program
                               Election Deadline:


                         11:59 p.m., Eastern Time (U.S.)
                              on February 22, 2002

       If you want to participate in the Exchange Program, you must do so by February 22nd. Elections received after this date will not be accepted.

            If you do not want to participate, simply do nothing and you will keep your current options at their current grant prices.
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STOCK OPTION EXCHANGE PROGRAM RESOURCES

Stock Option Exchange Program Web Site
o        On Kodak's Intranet at:  hrglobalid.kodak.com
o        On the Internet at:  www.soep.kodak.com

Available 24-hours a day, 7-days a week, in 10 languages. Easy-to-use site contains:
o complete details and election materials, and lets you elect online (ideal for last minute elections!)
o an Exchange Calculator that lets you compare the estimated value of your current options with the new options

Stock Option Exchange Hotline
o        Inside Kodak, KNET:                  224-4503
o        Toll-Free (U.S. & Canada):           1-866-854-7887
Translation services available.
Hours
Monday, Tuesday & Wednesday
9:00 a.m. - 8:00 p.m., Eastern Time (U.S.)

Thursday & Friday
9:00 a.m. - 5:00 p.m., Eastern Time (U.S.)